Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements of Indevus Pharmaceuticals, Inc. on Form S-8 (File Nos. 33-58742, 33-76652, 33-94730, 333-24969, 33-94736, 333-40315, 333-48911, 333-40572, 333-104094, 333-104095 and 333-115921) and on Form S-3 (File Nos. 33-75826, 333-01273, 333-03131, 333-18001, 333-76338 and 333-109263) of our report dated December 13, 2004, relating to the consolidated financial statements of Indevus Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in such Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 14, 2004